Exhibit 5.1

June 27, 2019

Sino Agro Food, Inc.

Room 3801, Block A, China Shine Plaza

No. 9 Lin He Xi Road

Tianhe District

Guangzhou City, P.R.C. 510610

Ladies and Gentlemen:

We have acted as counsel to Sino Agro Food, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-4 filed with the Commission on the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer to exchange up to 1,000,000 shares of its 7% Series G Non-Convertible Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Shares”), for up to for such number of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) that are validly tendered (and not validly withdrawn) and accepted in the exchange offer, as shall have a market value of $27.00 as determined by the average trading price of the Common Stock three days before the expiration date of the exchange offer (collectively, the “Old Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement; (ii) the prospectus contained in the Registration Statement (the “Prospectus”); (iii) the Articles of Incorporation of the Company, as amended, (iv) the By-laws of the Company; (v) the Form of Certificate of the Designations, Powers, Preferences and Rights of the 7% Series G Non-Convertible Cumulative Redeemable Perpetual Preferred Stock (which is filed as Exhibit 3.13 of the Registration Statement); and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, the Shares, when issued in exchange for the Old Shares, as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,
/s/ Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

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